Exhibit 99.1

Media Contact	November 12, 2013
Casey Lassiter, 205-410-2777

Investor Relations Contact
Mary Ann Arico, 205-969-6175
maryann.arico@healthsouth.com

HealthSouth Announces Private Exchange Transactions

Newly Issued 2.0% Convertible Notes to be Exchanged for 6.5% Convertible Preferred Stock

BIRMINGHAM, Ala. — HealthSouth Corporation (NYSE:HLS) today announced that the Company entered into separate, privately negotiated exchange agreements under which it will issue $320 million in aggregate principal amount of new 2.0% Convertible Senior Subordinated Notes due 2043 in exchange for 257,110 shares of the Company’s outstanding 6.5% Series A Convertible Perpetual Preferred Stock, par value $0.10 per share. The exchange transactions are expected to close on November 18, 2013. Following the transactions, 96,245 shares of the preferred stock will remain outstanding.

“The refinancing transactions we announced today provide significant benefits to the Company and its shareholders,” commented Doug Coltharp, Executive Vice President and Chief Financial Officer of HealthSouth. “This transaction is immediately cash flow accretive replacing $16.7 million in cash preferred dividend payments with $6.4 million in cash interest payments, both on an annual, pre-tax basis. In addition, the transaction is not dilutive to the share count. As a result of this transaction, we expect a one-time reduction to net income attributable to HealthSouth common stockholders in the fourth quarter of 2013 of approximately $71 million, or $0.82 per basic share, as the repurchase premium over the book value of the preferred stock being exchanged will be accounted for similar to a preferred dividend payment.”

These new convertible notes mature in 2043 and will pay interest of 2.0% per year on the principal amount, payable semiannually in arrears in cash on June 1 and December 1 of each year, beginning June 1, 2014. Commencing with the interest period beginning December 1, 2018, the convertible notes may also pay contingent interest under certain circumstances based on their then current trading price. The convertible notes are convertible, at the option of the holders, at any time on or prior to the close of business on the business day immediately preceding December 1, 2043 into shares of the Company’s common stock at a conversion rate of approximately 25.2194 shares per $1,000 in principal amount, which is equal to a conversion price of approximately $39.65 per share, subject to customary anti-dilution adjustments. The Company has the right to redeem the convertible notes before December 1, 2018 if the volume weighted average price of the Company’s common stock is at least 120% of the conversion price of the convertible notes for a specified period. On or after December 1, 2018, the Company may, at its option, redeem all or any part of the convertible notes. In either case, the redemption price will be equal to 100% of the principal amount of the convertible notes to be redeemed, plus accrued and unpaid interest.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities law of any such state or jurisdiction. The convertible notes and the common stock issuable upon the conversion of the convertible notes have not been and will not be registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About HealthSouth
HealthSouth is the nation’s largest owner and operator of inpatient rehabilitation hospitals in terms of patients treated and discharged, revenues and number of hospitals. Operating in 28 states across the country and in Puerto Rico, HealthSouth serves patients through its network of inpatient rehabilitation hospitals, outpatient rehabilitation satellite clinics and home health agencies. HealthSouth’s hospitals provide a higher level of rehabilitative care to patients who are recovering from conditions such as stroke and other neurological disorders, cardiac and pulmonary conditions, brain and spinal cord injuries, complex orthopedic conditions, and amputations. HealthSouth can be found on the Web at www.healthsouth.com.

Forward-Looking Statements
Statements contained in this press release which are not historical facts, such as the anticipated closing date of, and the amount of the convertible notes expected to be issued and number of shares of preferred stock expected to be acquired by the Company and the associated accounting impacts in connection with the exchange transactions described in this press release, are forward-looking statements. In addition, HealthSouth, through its senior management, may from time to time make forward-looking public statements concerning the matters described herein. All such estimates, projections, and forward-looking information speak only as of the date hereof, and HealthSouth undertakes no duty to publicly update or revise such forward-looking information, whether as a result of new information, future events, or otherwise. Such forward-looking statements are necessarily estimates based upon current information, involve a number of risks and uncertainties, and relate to, among other things, future events, HealthSouth's plan to repurchase its debt or equity securities, dividend strategies, effective income tax rates, HealthSouth's business strategy, its financial plans, its future financial performance, or its projected business results or model, or its projected capital expenditures, or its leverage ratio. Actual events or results may differ materially from those anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors which could cause actual events or results to differ materially from those estimated by HealthSouth include, but are not limited to, any adverse outcome of various lawsuits, claims, and legal or regulatory proceedings involving HealthSouth, including its pending HHS-OIG investigations; potential disruptions, breaches, or other incidents affecting the proper operation, availability, or security of HealthSouth's information systems; significant changes in HealthSouth's management team; changes, delays in (including in connection with resolution of Medicare payment reviews or appeals), or suspension of reimbursement for HealthSouth's services by governmental or private payors; changes in the regulation of the healthcare industry at either or both of the federal and state levels, including as part of national healthcare reform and deficit reduction; general conditions in the economy and capital markets; and other factors which may be identified from time to time in HealthSouth's SEC filings and other public announcements, including HealthSouth's Annual Report on Form 10-K for the year ended December 31, 2012 and Form 10-Q for the quarters ended March 31, 2013, June 30, 2013, and September 30, 2013.